AMENDMENT TO SUBADV1SORY AGREEMENT
Davis Selected Advisers, L.P.
     AMENDMENT made as of this 30th day of April 2005 to the Subadvisory Agreement dated April 30, 2001 (the “Agreement”), between John Hancock Investment Management Services, LLC (formerly, Manufacturers Securities Services, LLC), a Delaware limited partnership (the “Adviser”), and Davis Selected Advisers, L.P, a Colorado limited partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A of the Agreement, “Compensation of Subadviser,” is hereby amended as noted below.
2. ADDITION OF NEW SECTION
     CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS
     The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.
3. EFFECTIVE DATE
     This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of Manufacturers Investment Trust and (ii) execution of the Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.
John Hancock Investment Management Services, LLC

By: John Hancock Life Insurance Company (U.S.A.), its managing member

By:	/s/James D. Gallagher
James D. Gallagher, Vice President,
Secretary and General Counsel

Davis Selected Advisers, L.P.

By:	/s/Kenneth C. Eich
Kenneth C. Eich,
Chief Operating Officer

APPENDIX A
     The Subadviser shall serve as investment subadviser for the following portfolio of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio at an annual rate as follows (the “Subadviser Percentage Fee”):

		Between
		$ 50,000,000
	First	and	Excess over
Portfolio	S50,000,000	$500,000,000	$500,000,000
Fundamental Value Trust an authorized portfolio of Manufacturers Investment Trust

		Between
		$ 50,000,000
	First	and	Excess over
Portfolio	S50,000,000	$500,000,000	$500,000,000
Financial Services Trust an authorized portfolio of Manufacturers Investment Trust
     The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust’s prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.
     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.